Exhibit 99.2

Foster Wheeler LLC and Subsidiaries

Condensed Consolidated Financial Statements

September 30, 2005

FOSTER WHEELER LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
COMPREHENSIVE INCOME/(LOSS)
(in thousands of dollars)
(unaudited)

	Nine Months Ended

	September 30,	September 24,
	2005	2004

Operating revenues	$1,581,439	$2,021,932
Cost of operating revenues	(1,295,300)	(1,793,628)

Contract profit	286,139	228,304

Selling, general and administrative expenses	(160,424)	(168,502)
Other income	44,431	66,010
Other deductions	(28,381)	(15,606)
Interest expense	(41,413)	(77,553)
Minority interest	(4,903)	(4,912)
Loss on debt exchange	(41,513)	(174,941)

Income/(loss) before income taxes	53,936	(147,200)
Provision for income taxes	(38,412)	(42,686)

Net income/(loss)	15,524	(189,886)
Other comprehensive income/(loss):
Foreign currency translation adjustment	2,606	(1,968)

Net comprehensive income/(loss)	$18,130	$(191,854)

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in thousands of dollars)
(unaudited)

	September 30,	December 31,
	2005	2004

		(Restated)
		(See Note 3)
ASSETS
Current Assets:
Cash and cash equivalents	$312,229	$291,567
Short-term investments	—	25,775
Accounts and notes receivable, net	408,596	507,071
Contracts in process and inventories	101,194	174,077
Prepaid, deferred and refundable income taxes	18,335	26,144
Prepaid expenses	25,199	25,239

Total current assets	865,553	1,049,873

Land, buildings and equipment, net	261,402	280,305
Restricted cash	29,843	72,844
Notes and accounts receivable - long-term	7,099	7,053
Investment and advances	165,635	158,324
Goodwill, net	51,060	51,812
Other intangible assets, net	65,152	69,690
Prepaid pension cost and related benefit assets	5,997	6,351
Asbestos-related insurance recovery receivable	337,631	332,894
Other assets	97,277	108,254
Deferred income taxes	50,367	50,714

TOTAL ASSETS	$1,937,016	$2,188,114

LIABILITIES AND MEMBER'S DEFICIT
Current Liabilities:
Current installments on long-term debt	$32,635	$35,214
Accounts payable	224,680	288,899
Accrued expenses	313,242	319,215
Estimated costs to complete long-term contracts	351,850	458,421
Advance payment by customers	67,648	111,300
Income taxes	68,531	53,117

Total current liabilities	1,058,586	1,266,166

Accounts payable to affiliate	545,344	416,260
Long-term debt	455,582	531,789
Notes payable to affiliate	210,000	210,000
Deferred income taxes	21,855	7,948
Pension, postretirement and other employee benefits	255,290	271,851
Asbestos-related liability	369,229	447,400
Other long-term liabilities and minority interest	153,416	166,165
Deferred accrued interest on subordinated deferrable interest debentures	2,509	23,460
Commitments and contingencies

TOTAL LIABILITIES	3,071,811	3,341,039

Member's Deficit:
Membership interest and contributed capital	242,613	242,613
Accumulated deficit	(1,083,271)	(1,098,795)
Accumulated other comprehensive loss	(294,137)	(296,743)

TOTAL MEMBER'S DEFICIT	(1,134,795)	(1,152,925)

TOTAL LIABILITIES AND MEMBER'S DEFICIT	$1,937,016	$2,188,114

See notes to condensed consolidated financial statements.

     FOSTER WHEELER LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBER'S DEFICIT
(in thousands of dollars)
(unaudited)

Nine Months Ended
September 30, 2005

Amount

Membership Interests and Contributed Capital:
Balance at December 31, 2004	$242,613

Balance at September 30, 2005	$242,613

Accumulated Deficit:
Balance at December 31, 2004 (Restated, See Note 3)	$(1,098,795)
Net income for the period	15,524

Balance at September 30, 2005	$(1,083,271)

Accumulated Other Comprehensive Loss:
Balance at December 31, 2004 (Restated, See Note 3)	$(296,743)
Change in accumulated translation adjustment during the period	2,606

Balance at September 30, 2005	$(294,137)

Total Member's Deficit at September 30, 2005	$(1,134,795)

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Nine Months Ended

	September 30,	September 24,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by/(used in) operating activities	879	(46,326)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	38,733	(12,200)
Capital expenditures	(6,676)	(7,477)
Proceeds from sale of assets	1,993	17,051
Increase in investments and advances	(514)	—
Decrease/(increase) in short-term investments	24,424	(7,330)

Net cash provided by/(used in) investing activities	57,960	(9,956)

CASH FLOWS FROM FINANCING ACTIVITIES
Partnership distributions to minority partners	(2,232)	(2,663)
Proceeds from Foster Wheeler Ltd. stock purchase warrant exercises
loaned to the Company	15	—
Payment of deferred financing costs	(13,440)	—
Decrease in short-term debt	—	(121)
Proceeds from long-term debt	—	120,000
Repayment of long-term debt	(11,511)	(138,723)

Net cash used in financing activities	(27,168)	(21,507)

Effect of exchange rate changes on cash and cash equivalents	(11,009)	69

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	20,662	(77,720)
Cash and cash equivalents at beginning of period	291,567	364,095

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$312,229	$286,375

NON-CASH FINANCING ACTIVITIES

     In August 2005, 5,634,464 common shares of Foster Wheeler Ltd. were exchanged for $65,214 of the Company's trust preferred securities. See Note 5 for information regarding this equity-for-debt exchange.

      In September 2004, the Company exchanged $623,103 of notes and accounts payable to Foster Wheeler Ltd. and $147,095 of long-term debt for $592,959 of existing debt and trust securities. See Note 5 for information regarding this debt exchange.

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)
(unaudited)

1.	Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

Foster Wheeler LLC was formed on February 9, 2001 as a Delaware Limited Liability Company. Pursuant to a reorganization, which occurred on May 25, 2001, Foster Wheeler Corporation was merged into Foster Wheeler LLC and the assets (primarily investments in subsidiaries which design, engineer and construct petroleum, chemical, petrochemical and alternative fuel facilities and related infrastructures and design, manufacture and erect steam generating and auxiliary equipment for power stations and industrial markets worldwide) and liabilities of Foster Wheeler Corporation were recorded by Foster Wheeler LLC at historical cost. The Company is a wholly owned subsidiary of Foster Wheeler Holdings Ltd. who, in turn, is a wholly owned subsidiary of Foster Wheeler Ltd. Foster Wheeler LLC is a holding company which owns the stock of substantially all subsidiary companies in the Foster Wheeler group. The terms “Foster Wheeler” or the “Company,” as used herein, include Foster Wheeler LLC and its direct and indirect subsidiaries.

We operate through two business groups, which also constitute separate reportable segments: the Global Engineering and Construction Group (the “E&C Group”) and the Global Power Group (the “Global Power Group”). Our E&C Group designs, engineers, and constructs upstream oil and gas processing facilities, oil refining, chemical and petrochemical, pharmaceutical, natural gas liquefaction (“LNG”) facilities and receiving terminals, and related infrastructure, including power generation and distribution facilities. Our E&C Group provides engineering, project management and construction management services, and purchases equipment, materials and services from third-party suppliers and subcontractors. Our E&C Group owns industry leading technology in delayed coking, solvent de-asphalting, and hydrogen production processes used in oil refineries and has access to numerous technologies owned by others. It also designs and supplies direct-fired furnaces for all types of refining, petrochemical, chemical and oil and gas processes. Our E&C Group also provides international environmental remediation services, together with related technical, engineering, design and regulatory services. Our E&C Group generates revenues from engineering and construction activities pursuant to long-term contracts spanning up to four years in duration.

Our Global Power Group designs, manufactures, and erects steam generating and auxiliary equipment for electric power generating stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment, selective non-catalytic recovery units, selective catalytic recovery units and low-NOx burners. We provide a broad range of site services relating to these products, including full plant construction, maintenance engineering, plant upgrading and life extension, and plant repowering. Our Global Power Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, our Global Power Group builds, owns and operates cogeneration, independent power production and waste-to-energy facilities, as well as facilities for the process and petrochemical industries. Our Global Power Group generates revenues from long-term engineering activities, supply of equipment and construction contracts, and from operating activities pursuant to the long-term sale of project outputs (i.e., electricity, steam, etc.), operating and maintenance agreements, and from returns on our equity investments in certain production facilities. The corporate center, restructuring expenses and certain legacy liabilities (e.g. corporate debt) are included in the Corporate and Finance Group (“C&F”).

2.	Going Concern

The accompanying condensed consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, our ability to operate profitably, to generate cash flows from operations, to collect receivables adequate to fund our obligations, including those resulting from asbestos-related liabilities, as well as our ability to maintain credit facilities and bonding capacity adequate to conduct our business. We incurred significant operating losses in each of the years in the three-year period ended December 31, 2004, and have a member’s deficit of $1,134,795 as of September 30, 2005.

We closely monitor liquidity and update our U.S. liquidity forecasts weekly. These forecasts cover, among other analyses, existing cash balances, cash flows from operations, cash repatriations from non-U.S. subsidiaries, asset sales, working capital needs, unused credit line availability and claims recoveries, if any. Our liquidity forecasts cover a twelve-month period and continue to indicate that sufficient liquidity will be available to fund our U.S. and foreign working capital needs through the third quarter of 2006.

As of September 30, 2005, we had cash and cash equivalents, short-term investments and restricted cash totaling $342,072, compared to $390,186 as of December 31, 2004. Of the $342,072 total at September 30, 2005, $302,068 was held by our foreign subsidiaries. See Note 3 for additional details on cash and restricted cash balances.

Our domestic operating entities do not generate sufficient cash flow to cover the costs related to our indebtedness, obligations to fund U.S. pension plans, asbestos-related liabilities and corporate overhead expenses. Consequently, we require cash repatriations from our non-U.S. subsidiaries in the normal course of our operations to meet our domestic cash needs. Our current 2005 forecast assumes total cash repatriation from our non-U.S. subsidiaries of $119,400 from royalties, management fees, intercompany loans, debt service on intercompany loans and/or dividends. We repatriated $86,100 and $65,000 from our non-U.S. subsidiaries in the first nine months of 2005 and 2004, respectively.

There can be no assurance that the forecasted foreign cash repatriation will occur, as our non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash. In addition, certain of our non-U.S. subsidiaries are parties to loan, bank guarantee, and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. The repatriation of funds may also subject those funds to taxation. As a result of these factors, we may not be able to repatriate and utilize funds held by our non-U.S. subsidiaries in the amount forecasted above.

In September 2004, Foster Wheeler Ltd., in conjunction with the Company, consummated an equity-for-debt exchange in which Foster Wheeler Ltd. issued common shares, preferred shares, and warrants to purchase common shares and new 2011 Senior Notes in exchange for certain of our outstanding debt securities and trust securities.

In August 2005, Foster Wheeler Ltd., in conjunction with the Company, completed a second equity-for-debt exchange in which Foster Wheeler Ltd. issued common shares for Trust Preferred Securities. This exchange reduced the aggregate liquidation amount of our existing Trust Preferred Securities by $65,214 and reduced the amount of deferred accrued interest by $26,052.

On October 13, 2005, Foster Wheeler Ltd., in conjunction with the Company, commenced a third equity-for-debt exchange offer for up to $150,000 outstanding principal amount of the 2011 Senior Notes, along with a consent solicitation. Under the terms of the exchange offer, each tendering holder will receive 40.179 common shares of Foster Wheeler Ltd. for each thousand dollars of aggregate principal amount of 2011 Senior Notes, including accrued and unpaid interest, accepted by us for exchange. Concurrent with the exchange offer, we also solicited consents from holders of the outstanding 2011 Senior Notes to proposed amendments to the indenture under which the outstanding 2011 Senior Notes were issued. We offered holders a consent fee of ten dollars for each thousand dollars of aggregate principal amount of 2011 Senior Notes tendered as of October 27, 2005. We have obtained the consent of a majority of the outstanding aggregate principal amount of the 2011 Senior Notes required to amend the indenture. The exchange, which concluded on November 10, 2005 and will be reflected in our fourth quarter 2005 financial statements, reduced the carrying amount of outstanding 2011 Senior Notes by approximately $155,300 and reduced the amount of unpaid accrued interest on the 2011 Senior Notes by approximately $1,800. The exchange resulted in an approximate $15,400 charge recorded in the fourth quarter of 2005. The charge reflects primarily the difference between the fair market value of the common shares to be issued and the book value of the debt exchanged. In connection with the exchange offer the Company recorded a long-term accounts payable to Foster Wheeler Ltd. for $148,165.

In March 2005, we entered into a new 5-year $250,000 Senior Credit Agreement. The Senior Credit Agreement includes a $75,000 sub-limit for borrowings at a rate equal to LIBOR plus 5%. Standby letters of credit issued under the Senior Credit Agreement will carry a fixed price throughout the life of the facility. The assets and/or stock of certain of our domestic and foreign subsidiaries collateralize the Senior Credit Agreement. We paid $13,440 in fees and expenses in conjunction with the execution of the Senior Credit Agreement. Such fees, paid predominantly in the first quarter of 2005, will be amortized to expense over the life of the agreement.

Lenders under our new Senior Credit Agreement have a security interest in the stock, debt and assets of certain Foster Wheeler subsidiaries, which includes the Company. In addition, certain of Foster Wheeler Ltd.’s subsidiaries, including the Company, have issued guarantees in favor of the lenders. Our Senior Credit Agreement and a sale/leaseback arrangement for a corporate office building contain quarterly financial covenant compliance requirements. Our current twelve-month forecast indicates that we will remain in compliance with the financial covenants through the third quarter of 2006. The forecast assumes a significant level of new contracts and continued good performance on existing contracts. However, there can be no assurance that we will be able to comply with the covenants. If we violate a covenant under the Senior Credit Agreement or the sale/leaseback arrangement, repayment of amounts outstanding under such agreements could be accelerated and the following borrowings outstanding could also be accelerated: the 2011 Senior Notes, the 2005 Senior Notes, the Convertible Subordinated Notes, the Trust Preferred Securities, the Subordinated Robbins Facility Exit Funding Obligations, and certain of the special-purpose project debt facilities. The total amount of debt that could be accelerated is $388,461 as of September 30, 2005. We would not be able to repay amounts borrowed if the payment dates were accelerated. Assuming that $150,000 aggregate principal amount of 2011 Senior Notes are tendered in the exchange offer commenced on October 13, 2005 as described above, the total debt that could be accelerated would be reduced to $238,461.

On July 25, 2005, our U.K. subsidiary entered into a £50,000 (approximately $88,200) bank guarantee facility and a £150,000 (approximately $264,600) foreign exchange hedging facility. Lenders under the facilities have a security interest in the stock and assets of our U.K. subsidiary and its subsidiaries.

Holders of our 2011 Senior Notes have a security interest in the stock, debt and assets of certain Foster Wheeler subsidiaries, which includes the Company. In addition, certain of Foster Wheeler Ltd.’s subsidiaries, including the Company, have issued guarantees in favor of the holders of the 2011 Senior Notes. The 2011 Senior Notes contain incurrence covenants that limit our ability to undertake certain actions including incurring debt, making certain payments and investments, granting liens, selling assets and entering into specific intercompany transactions, among others. We monitor these covenants to ensure that we remain in compliance with the indenture. As part of the exchange offer commenced on October 13, 2005, we solicited consents from holders of the outstanding 2011 Senior Notes to proposed amendments to the indenture including the elimination of all material restrictive covenants previously noted. As of October 27, 2005, we obtained the consent of a majority of the outstanding aggregate principal amount of the 2011 Senior Notes required to amend the indenture.

Since January 15, 2002, we have exercised our right to defer payments on the Trust Preferred Securities for up to 20 consecutive quarterly periods. Our previous Senior Credit Facility required us to defer the payment of the dividends on the Trust Preferred Securities; while our new Senior Credit Agreement requires the approval of our lenders to make payments on the Trust Preferred Securities to the extent such payments are not contractually required by the underlying Trust Preferred Securities agreements. Accordingly, no dividends were paid during the first nine months of 2005 or during fiscal year 2004. We intend to continue to defer payment of the dividends on the Trust Preferred Securities until January 15, 2007 - the full term allowed by the underlying agreement. Once the deferred dividend obligation has been satisfied, we have the right to defer subsequent dividend payments for an additional 20 consecutive quarters.

Our inability to operate profitably and to generate cash flows from operations in recent fiscal years, our reliance on repatriated cash from our foreign subsidiaries to fund our domestic obligations, and our obligations to maintain minimum debt covenants to avoid possible acceleration of our debt, raises substantial doubt about our ability to continue as a going concern.

3.	Summary of Significant Accounting Policies

The condensed consolidated statement of financial position as of September 30, 2005 and December 31, 2004 and the related condensed consolidated statement of operations and comprehensive income/(loss) and the condensed consolidated statement of cash flows for the nine months ended September 30, 2005 and September 24, 2004, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated statement of financial position as of December 31, 2004 has been derived from the audited consolidated statement of financial position included in the Foster Wheeler Ltd. 2004 Form 10-K/A. A summary of our significant accounting policies is presented below. There has been no material change in our accounting policies during the first nine months of 2005.

Restatement — Subsequent to the original filing of our 2004 consolidated financial statements included in the Foster Wheeler Ltd. Form 10-K, we concluded that our consolidated financial statements for the year ended December 31, 2004 should be restated to correct an error in our December 31, 2004 pension valuation used in the preparation of our December 31, 2004 consolidated financial statements. As more fully discussed in the Foster Wheeler Ltd. 2004 Form 10-K/A filed on May 20, 2005, the error related to our domestic pension plan and resulted in an understatement of the pension benefit obligation, funding liability and pension contributions for plan year 2004, and understated pension liabilities and comprehensive loss reported in the original consolidated financial statements included in the Foster Wheeler Ltd. 2004
Form 10-K.

Principles of Consolidation — Our condensed consolidated financial statements include the accounts of Foster Wheeler LLC and all significant domestic and foreign subsidiary companies. Intercompany transactions and balances have been eliminated.

Reclassifications — Certain prior period financial statement amounts have been reclassified to conform to the current year presentation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, asbestos litigation and expected recoveries and contingencies, among others.

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage-of-completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value of $5,000 or greater. Progress toward completion of fixed-priced contracts with a value under $5,000 is measured using the cost-to-cost method.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. We include flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when we are responsible for the engineering specifications and procurement for such costs.

Contracts in process are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances of contracts in process are presented as “estimated costs to complete long-term contracts.” We have numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates may be revised as additional information becomes available. In accordance with the accounting and disclosure requirements of the American Institute of Certified Public Accountants Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” and Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” we review our major contracts monthly. As a result of this process in the first nine months of 2005, approximately 60 individual projects each had final estimated profit revisions exceeding $500. These revisions, which include both increases and decreases in estimated profit, resulted from events such as earning project incentive bonuses or the incurrence or forecasted incurrence of contractual liquidated damages for performance or schedule issues, executing services and purchasing third-party materials and equipment at costs differing from those previously estimated, and testing of completed facilities which in turn eliminates or incurs completion and warranty-related costs. Project incentives are recognized when it is probable they will be earned. Project incentives are frequently tied to cost, schedule and/or safety targets and therefore tend to be earned late in a project’s life cycle. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years. The net aggregate dollar value of the accrued contract profit resulting from these estimate changes year-to-date 2005 amounted to approximately $105,900. Similarly, the contract profit resulting from estimate changes in the comparable period of 2004 totaled $52,900.

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. We record claims in accordance with paragraph 65 of SOP 81-1. This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. Such claims are currently in various stages of negotiation, arbitration and other legal proceedings. As of September 30, 2005, we had no recorded commercial claims receivable from customers. As of December 31, 2004, we had recorded commercial claims receivable from customers of $3,946. The claims were recorded in our European operations.

Additionally, the condensed consolidated financial statements assumes recovery of $9,400 and $11,000 in requests for equitable adjustment (“REA”), of which $2,000 and $1,200 was recorded in contracts in process as of September 30, 2005 and December 31, 2004, respectively. The REAs relate to a claim against a U.S. government agency for a project currently being executed. The REA outstanding as of December 31, 2004 was approved by the U.S. government agency in May 2005. We account for REAs similar to how we account for claims as described above, recognizing contract revenue on an REA only when the conditions set forth in paragraph 65 of SOP 81-1 are achieved.

In certain circumstances, we may defer pre-contract costs when it is probable that these costs will be recovered under a future contract. Such deferred costs would then be included in contract costs on receipt of the anticipated contract. If it is not probable that pre-contract costs will be recovered under a future contract, then these costs are expensed as incurred. Costs related to anticipated contracts, which are charged to expense because their recovery is not considered probable, are not subsequently reclassified to contract costs on the subsequent receipt of the contract. We had no deferred pre-contract costs as of September 30, 2005 or December 31, 2004.

Certain special-purpose subsidiaries in our global power business group are reimbursed by customers for their costs, including amounts related to principal repayments of non-recourse project debt, for building and operating certain facilities over the lives of the non-cancelable service contracts.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid short-term investments purchased with original maturities of three months or less. Cash and cash equivalents of $276,590 were maintained by our foreign subsidiaries as of September 30, 2005. These subsidiaries require a substantial portion of these funds to support their liquidity and working capital needs, as well as to comply with required minimum capitalization and contractual restrictions. Accordingly, these funds may not be readily available for repatriation to U.S. entities.

Short-term Investments — Short-term investments at December 31, 2004 consisted primarily of certificates of deposit and were classified as held to maturity under Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Trade Accounts Receivable — In accordance with terms of long-term contracts, our customers withhold certain percentages of billings until completion and acceptance of the contracts. Final payments of all such amounts withheld might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets.

Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history, trends within the various markets served and general economic trends are also evaluated when considering the necessity of a provision.

Contracts in Process and Estimated Costs to Complete Long-term Contracts — In accordance with terms of long-term contracts, amounts recorded in contracts in process and estimated costs to complete long-term contracts may not be realized or paid, respectively, within a one-year period. In conformity with industry practice, however, the full amount of contracts in process and estimated costs to complete long-term contracts has been included in current assets and current liabilities, respectively.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method.

Land, Buildings and Equipment — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

Restricted Cash — The following table details the restricted cash held:

	September 30, 2005			December 31, 2004

	Foreign	Domestic	Total	Foreign	Domestic	Total

Held by special purpose entities and restricted for debt service payment	$176	$3,954	$4,130	$245	$3,924	$4,169
Collateralize letters of credit and bank guarantees	19,541	—	19,541	57,151	—	57,151
Client escrow funds	5,762	410	6,172	10,580	944	11,524

Total	$25,479	$4,364	$29,843	$67,976	$4,868	$72,844

Investments and Advances — We use the equity method of accounting for affiliates in which our investment ownership is between 20% and 50% unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for affiliates in which our investment ownership is greater than 50% when we do not have a controlling financial interest. Affiliates in which our investment ownership is less than 20% are carried at cost. Currently, all of our significant investments in affiliates that are not consolidated are recorded using the equity method.

Intangible Assets — Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (or goodwill), trademarks and patents. Goodwill was allocated to our reporting units based on the original purchase price allocation. Patents and trademarks are being amortized on a straight-line basis over periods of 12 to 40 years.

We test for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets.” This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, we evaluate goodwill on a separate reporting unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As of September 30, 2005 and December 31, 2004, we had unamortized goodwill of $51,060 and $51,812, respectively. The decrease in goodwill of $752 resulted from foreign currency translation losses. All of the goodwill is related to our global power business group. In accordance with SFAS No. 142, effective as of December 29, 2001, we no longer amortize goodwill, and in 2004, the fair value of the reporting units exceeded the carrying amounts.

As of September 30, 2005 and December 31, 2004, we had unamortized identifiable intangible assets of $65,152 and $69,690, respectively. The following table details amounts relating to those assets:

	September 30, 2005		December 31, 2004

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Patents	$36,671	$(16,967)	$37,392	$(15,622)
Trademarks	61,893	(16,445)	63,026	(15,106)

Total	$98,564	$(33,412)	$100,418	$(30,728)

Amortization expense related to patents and trademarks for the nine months ending September 30, 2005 was $2,685. Amortization expense for the comparable period of 2004 was $2,739. Amortization expense is expected to approximate $3,600 each year in the next five years.

Income Taxes — Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. In 2004, to the extent such credits were not currently utilized on the Foster Wheeler’s tax return, deferred tax assets, as adjusted for any valuation allowance, were recognized for the carryforward amounts.

Provision is made for federal income taxes which may be payable on foreign subsidiary earnings to the extent that we anticipate that such earnings will be remitted.

We have completed a review of the foreign earnings repatriation provision of the American Jobs Creation Act of 2004 (the “AJCA”). Management has concluded that, given the effective foreign tax rates applicable to our unrepatriated earnings as well as certain restrictions in the AJCA concerning the definitions of extraordinary dividends and U.S. investment, the foreign earnings repatriation provision of the AJCA does not provide any financial benefit to Foster Wheeler. We do not plan to change our existing repatriation practices as a result of the AJCA.

Foreign Currency — Assets and liabilities of our foreign subsidiaries are translated into U.S. dollars at month-end exchange rates and income and expenses and cash flows at monthly weighted-average exchange rates.

We maintain a foreign currency risk-management strategy that uses derivative instruments to protect us from unanticipated fluctuations in cash flows that may arise from volatility in currency exchange rates. We utilize foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” At September 30, 2005 and September 24, 2004, we did not meet the requirements for deferral under SFAS No. 133. Accordingly, we recorded a pretax loss of $1,941 for the nine months ended September 30, 2005. Similarly, we recorded a pretax loss of $3,028 for the nine months ended September 24, 2004. These amounts were recorded in the following line items on the condensed consolidated statement of operations and comprehensive income/(loss) for the periods indicated:

	Nine Months Ended

	September 30, 2005	September 24, 2004

Increase in cost of operating revenues	$1,652	$2,526
Increase in other deductions	289	502

Total	$1,941	$3,028

Amounts receivable (gains) or payable (losses) under foreign exchange contracts are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts.

Stock Option Plans — Foster Wheeler Ltd. has three fixed-option plans that reserve shares of common stock for issuance to executives, key employees and directors. Employees of the Company participate in these plans. We follow the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Foster Wheeler Ltd. and the Company continue to account for stock options granted to employees and directors using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation costs for our stock-based compensation plans been accounted for using the fair value method of accounting described by SFAS No. 123, our net (loss)/income available to common shareholders and our basic and diluted (loss)/earnings per common share would have been as follows:

	Nine Months Ended

	September 30, 2005	September 24, 2004

Net (loss)/income - as reported	$15,524	$(189,886)
Deduct: Total stock-based employee compensation expense determined under fair value based method for awards, net of $0 taxes	(4,969)	(1,471)

Net (loss)/income - pro forma	$10,555	$(191,357)

As of September 30, 2005, a total of 4,080,140 shares of Foster Wheeler Ltd. common stock were reserved for issuance under the various stock option plans. Of those, 3,371,392 had been granted and 708,748 shares had not been granted and were therefore available for use.

Recent Accounting Developments — In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options and restricted stock, be recognized in the condensed consolidated statement of operations and comprehensive income based on their fair values. Prior to SFAS No. 123R, we adopted the disclosure-only provisions of SFAS No. 123 and therefore only certain pro forma disclosures of the fair value of share-based payments were required in the notes to the condensed consolidated financial statements. SFAS No. 123R provides for the adoption of the new standard in one of two ways: the modified prospective transition method and the modified retrospective transition method. Using the modified prospective transition method, share-based employee compensation cost would be recognized from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Using the modified retrospective method, employee compensation cost would be recognized for periods presented prior to the adoption of the proposed standard in accordance with the original provisions of SFAS No. 123; that is, employee compensation cost would be recognized in the amounts reported in the pro forma disclosures provided in accordance with SFAS No. 123. On April 14, 2005, the Securities and Exchange Commission amended the compliance date for SFAS No. 123R until the first quarter of 2006. We are still evaluating the method of adoption and the impact that the adoption of SFAS No. 123R will have on our condensed consolidated financial position and results of operations; although, we expect that there will be a negative impact on our operating results commencing in the first quarter of 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets, which were previously required to be recorded on a carryover basis rather than a fair value basis. Instead, SFAS No. 153 provides that exchanges of nonmonetary assets that do not have commercial substance be reported at carryover basis rather than a fair value basis. A nonmonetary exchange is considered to have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our condensed consolidated financial statements.

In March 2005, the FASB issued Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” FIN No. 47 clarifies when an entity would be required to recognize a liability for the fair value of an asset retirement obligation that is conditional on a future event if the liability’s fair value can be reasonably estimated. Uncertainty surrounding the timing and method of settlement that may be conditional on events occurring in the future would be factored into the measurement of the liability rather than the recognition of the liability. FIN No. 47 is effective no later than the end of fiscal year 2005. We are currently assessing the impact that the interpretation may have on our condensed consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 is a replacement of APB No. 20 and SFAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have an impact on our condensed consolidated financial statements.

4.	Equity Interests

We own a non-controlling equity interest in two electric power generation projects and one waste-to-energy project in Italy and a refinery/electric power generation project in Chile. Two of the projects in Italy are each 42% owned while the third project is now 39% owned by Foster Wheeler, after reflecting the sale of 10% of our minority equity interest in this project in April 2005. Such sale was intended to facilitate future expansion of the project. The project in Chile is 85% owned by Foster Wheeler; however, we do not have a controlling financial interest in the Chilean project. Following is summarized financial information for the entities in which we have an equity interest:

	September 30, 2005		December 31, 2004

	Italian Projects	Chilean Project	Italian Projects	Chilean Project

Balance Sheet Data:
Current assets	$186,371	$15,885	$149,346	$23,456
Other assets (primarily buildings and equipment)	354,769	168,254	414,779	175,653
Current liabilities	51,742	16,491	41,003	17,179
Other liabilities (primarily long-term debt)	326,289	104,282	404,802	113,567
Net assets	163,109	63,366	118,320	68,363

	Nine Months Ended

	September 30, 2005		September 24, 2004

	Italian	Chilean	Italian	Chilean
	Projects	Project	Projects	Project

Income Statement Data:
Total revenues	$214,026	$29,227	$179,308	$30,668
Gross earnings	52,139	14,393	46,137	15,267
Income before income taxes	41,273	6,936	32,835	8,037
Net earnings	36,225	5,260	19,846	6,361

Our share of the net earnings of equity affiliates, which are recorded within other income on the condensed consolidated statement of operations and comprehensive income/(loss), totaled $13,369 for the nine months ended September 30, 2005. For the nine months ended September 24, 2004, our share of the net earnings of equity affiliates totaled $15,101. Our investment in the equity affiliates, which is recorded within investment and advances on the condensed consolidated statement of financial position, totaled $122,115 and $109,106 as of September 30, 2005 and December 31, 2004, respectively. Dividends of $8,475 and $9,177 were received during the nine months ended September 30, 2005 and September 24, 2004, respectively.

We have guaranteed certain performance obligations of these projects. Our contingent obligations under the guarantees for three of the projects are approximately $1,200 in total. The contingent obligation for the fourth project is currently capped at approximately $7,300 over the twelve-year life of the project’s financing; to date, no amounts have been paid under this guarantee. We have an additional contingent obligation for the Chilean project which is capped at $20,000 over the twenty-year life of the project’s financing; to date, no amounts have been paid under this guarantee. We have also provided a guarantee of $5,800 representing 39% of the bridge loan financing obtained for the fourth project’s planned expansion. The bridge loan and related guarantee will remain in place until project financing is secured. We have also provided a guarantee of $4,600 representing 39% of the debt service reserve letter of credit providing liquidity should the performance of the fourth project be insufficient to cover the debt service payments. Finally, we have provided a $10,000 debt service reserve letter of credit providing liquidity should the performance of the Chilean project be insufficient to cover the debt service payments. No amounts have been drawn under the letters of credit.

5.	Equity-for-Debt Exchanges

In August 2005, the Company in conjunction with Foster Wheeler Ltd. completed an offer to exchange Foster Wheeler Ltd.’s common shares for Trust Preferred Securities. Holders who validly tendered their Trust Preferred Securities were entitled to receive 2.16 common shares per Trust Preferred Security. Trust Preferred Securities of 2,608,548 were tendered as part of the exchange, resulting in the issuance by Foster Wheeler Ltd. of 5,634,464 of its common shares. The exchange reduced the aggregate liquidation amount of our existing Trust Preferred Securities by $65,214 and reduced the amount of deferred accrued interest by $26,052. The Company recorded $129,084 in accounts payable to Foster Wheeler Ltd. which represents the value of the common shares issued by Foster Wheeler Ltd. The exchange resulted in a $41,513 charge to income. The pretax charge, which was substantially non-cash, related primarily to the difference between the carrying value of the Trust Preferred Securities, including deferred accrued interest, and the market price of the common shares on the closing date of the exchange.

In September 2004, the Company, in conjunction with Foster Wheeler Ltd., consummated an equity-for-debt exchange in which Foster Wheeler Ltd. issued common shares, preferred shares, and warrants to purchase common shares and new 2011 Senior Notes in exchange for certain of its outstanding debt securities and trust securities. The Company recorded $623,190 in accounts and notes payable to Foster Wheeler Ltd. which represents the value of the common shares, preferred shares and warrants issued by Foster Wheeler Ltd. The exchange resulted in a $174,941 charge to income. The pretax charge, which was substantially non-cash, related primarily to the exchange of Convertible Subordinated Notes tendered in the exchange offer.

6.	Long-term Debt

The following table shows the components of our long-term debt:

	September 30, 2005			December 31, 2004

	Current	Long-term	Total	Current	Long-term	Total

Senior Notes at 10.359% interest, due September 15, 2011	$—	$270,794	$270,794	$—	$271,643	$271,643
Senior Notes at 6.75% interest, due November 15, 2005	11,372	—	11,372	11,372	—	11,372

Subordinated Robbins Facility Exit Funding Obligations:
1999C Bonds at 7.25% interest, due October 15, 2009	14	69	83	14	69	83
1999C Bonds at 7.25% interest, due October 15, 2024	—	20,491	20,491	—	20,491	20,491
1999D Bonds at 7% interest, due October 15, 2009	—	245	245	—	233	233

Subordinated Deferrable Interest Debentures	—	5,963	5,963	—	71,177	71,177

Special-Purpose Project Debt:
Martinez Cogen Limited Partnership	7,980	—	7,980	7,280	7,980	15,260
Foster Wheeler Coque Verde, L.P.	3,294	28,857	32,151	2,975	32,151	35,126
Camden County Energy Recovery Associates	8,959	59,936	68,895	8,959	59,936	68,895
Capital Lease Obligations	1,016	63,666	64,682	990	66,297	67,287
Other	—	5,561	5,561	3,624	1,812	5,436

Total	$32,635	$455,582	$488,217	$35,214	$531,789	$567,003

Senior Credit Facility — In August of 2002, we negotiated a Senior Credit Facility that was comprised of a $71,000 term loan, a $69,000 revolving credit facility and a $149,900 letter of credit facility having an April 30, 2005 maturity date. In connection with the September 2004 equity-for-debt exchange, we repaid in full the term loan and amounts outstanding under the revolving credit facility. Accordingly, there were no borrowings outstanding under the term loan and revolving credit facility as of December 31, 2004. We had letters of credit outstanding of $90,018 as of December 31, 2004. In March 2005, we replaced the Senior Credit Facility with a new Senior Credit Agreement.

Senior Credit Agreement — In March 2005, we entered into a new 5-year $250,000 Senior Credit Agreement. The Senior Credit Agreement includes a $75,000 sub-limit for borrowings at a rate equal to LIBOR plus 5%. Standby letters of credit issued under the Senior Credit Agreement carry a fixed price throughout the life of the facility. We had approximately $119,500 of letters of credit outstanding under the Senior Credit Agreement as of September 30, 2005. The assets and/or the stock of certain of our domestic and foreign subsidiaries collateralize the Senior Credit Agreement. We paid $13,440 in fees and expenses in conjunction with the execution of the Senior Credit Agreement. Such fees, paid predominantly in the first quarter of 2005, will be amortized to expense over the life of the agreement.

The Senior Credit Agreement requires us to maintain certain ratios, including a leverage ratio, a fixed charge coverage ratio and a minimum liquidity level. Compliance with the first two covenants is measured quarterly. The leverage ratio compares total indebtedness, as defined in the new Senior Credit Agreement, to EBITDA, as defined. The leverage ratio must be less than the levels specified in the new Senior Credit Agreement. The fixed charge coverage ratio compares EBITDA to total fixed charges, as defined and must be greater than the levels specified in the new Senior Credit Agreement. We must be in compliance with the minimum liquidity level covenant at all times. Our forecast indicates that we will be in compliance with the financial covenants contained in the new Senior Credit Agreement through at least the third quarter of 2006.

The Senior Credit Agreement also requires us to prepay the facility in certain circumstances from proceeds of asset sales and the issuance of debt.

Subordinated Deferrable Interest Debentures — In 1999, FW Preferred Capital Trust I (the “Capital Trust”), a 100% indirectly-owned finance subsidiary of Foster Wheeler Ltd., consummated a $175,000 public offering of 7,000,000 Trust Preferred Securities. The Trust Preferred Securities are fully and unconditionally guaranteed on a joint and several basis by Foster Wheeler Ltd. and Foster Wheeler LLC. The Capital Trust invested the proceeds from the sale of the Trust Securities in an equal principal amount of 9% Junior Subordinated Deferrable Interest Debentures of Foster Wheeler LLC due January 15, 2029.

In accordance with the provisions of FIN No. 46, “Consolidation of Variable Interest Entities,” the Capital Trust is not consolidated within the financial statements presented herein since Foster Wheeler is not the primary beneficiary. However, our condensed consolidated financial statements reflect Foster Wheeler LLC’s obligations to the Capital Trust as subordinated deferrable interest debentures and deferred accrued interest on subordinated deferrable interest debentures.

In August 2005, Foster Wheeler Ltd., in conjunction with the Company, completed an offer to exchange common shares of Foster Wheeler Ltd. for Trust Preferred Securities. Refer to Note 5 to the condensed consolidated financial statements for further information. Accordingly, the exchange offer resulted in a corresponding reduction in our outstanding subordinated deferrable interest debentures and deferred accrued interest.

7.	Pensions and Other Postretirement Benefits

Pension Benefits— Domestic and certain foreign subsidiaries have several pension plans covering substantially all full-time employees. The components of net periodic benefit cost are as follows:

	Nine Months Ended September 30, 2005				Nine Months Ended September 24, 2004

	United States	United Kingdom	Canada	Total	United States	United Kingdom	Canada	Total

Net Periodic Benefit Cost:
Service cost	$—	$13,438	$172	$13,610	$—	$13,266	$187	$13,453
Interest cost	14,232	24,237	1,001	39,470	13,401	22,650	897	36,948
Expected return on plan assets	(13,538)	(26,752)	(1,048)	(41,338)	(11,703)	(23,182)	(966)	(35,851)
Amortization of transition asset	—	(52)	60	8	—	—	56	56
Amortization of prior service cost	—	1,272	12	1,284	—	1,251	11	1,262
Other	2,840	11,017	397	14,254	3,045	13,164	316	16,525

Total net periodic benefit cost	$3,534	$23,160	$594	$27,288	$4,743	$27,149	$501	$32,393

We expect to contribute a total of $26,700 to our domestic pension plans and $28,500 to our foreign pension plans in 2005. As of September 30, 2005, we have made $21,500 of our expected domestic contributions and $13,700 of our expected foreign contributions.

Other Postretirement Benefits — In addition to providing pension benefits, some of our subsidiaries provide certain health care and life insurance benefits for retired employees (“other postretirement benefits”). The components of net periodic postretirement benefit cost are as follows:

	Nine Months Ended

	September 30, 2005	September 24, 2004

Net Periodic Postretirement Benefit Cost:
Service cost	$154	$245
Interest cost	3,258	3,904
Amortization of prior service cost	(3,559)	(3,561)
Other	1,608	1,765

Net periodic postretirement benefit cost	$1,461	$2,353

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) became law in the United States. The Medicare Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In May 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP 106-2 provides guidance on accounting for the effects of the Medicare Act for employers that sponsor postretirement healthcare plans that provide prescription drug benefits. The provisions of FSP No. 106-2 were effective for our interim period ending September 24, 2004. Based upon the proposed regulations of the Medicare Act, we concluded that the benefits provided by the plan were actuarially equivalent to Medicare Part D under the Medicare Act. Accordingly, we reflected the impact of the Medicare Act prospectively as of the start of the third quarter of 2004. The impact of the Medicare Act resulted in decreases in the accumulated postretirement benefit obligation of approximately $9,100 and in the annual net periodic postretirement benefit costs for 2004 of approximately $900. Final regulations were issued by the Center for Medicare and Medicaid Services (“CMS”) in January 2005 and additional guidance was issued by CMS in April 2005. Based upon our review of such regulations, we have confirmed that the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Medicare Act.

8.	Guarantees and Warranties

We have provided indemnifications to third parties relating to businesses and/or assets that we previously owned. Such indemnifications relate primarily to potential environmental and tax exposures for activities conducted by us prior to the sale.

	Maximum Potential Payment	Carrying Amount of Liability as of September 30, 2005	Carrying Amount of Liability as of December 31, 2004

Environmental indemnifications	No limit	$8,100	$5,300
Tax indemnifications	No limit	$—	$—

We provide for warranty and project execution reserves on certain of our long-term contracts. Generally, warranty reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures at the conclusion of the contract. Project execution reserves are adjusted throughout the life of the contract as execution risks change.

	Nine Months Ended

	September 30, 2005	September 24, 2004

Balance at beginning of year	$94,500	$131,600
Accruals	15,800	19,900
Settlements	(9,500)	(33,200)
Adjustments to provisions	(36,000)	(27,000)

Balance at end of period	$64,800	$91,300

9.	Income Taxes

The difference between the statutory and effective tax rates for the nine months ended September 30, 2005 and September 24, 2004 results predominantly from taxable income in certain jurisdictions (primarily non-U.S.) combined with a valuation allowance offsetting other loss benefits in other jurisdictions (primarily U.S.). We are currently experiencing a net positive impact in our effective tax rate versus prior periods as a result of reversals of valuation allowances in certain non-U.S. jurisdictions that are in excess of increases in valuation allowances in other jurisdictions and tax refunds received from certain non-U.S. jurisdictions.

10.	Business Segments — Data

	Total		Engineering and Construction		Global Power Group		Corporate and Financial Services(1)

For the nine months ended September 30, 2005
Third party revenues	$1,581,439		$1,044,915		$536,534		$(10)

EBITDA	$116,710	(2)	$133,552	(2)	$90,174	(2)	$(107,016	)(2)

Less: Interest expense	(41,413)
Less: Depreciation and amortization	(21,361)

Income before income taxes	53,936
Provision for income taxes	(38,412)

Net income	$15,524

For the nine months ended September 24, 2004
Third party revenues	$2,021,932		$1,243,664		$777,506		$762

EBITDA	$(45,518	)(3)	$112,235	(3)	$67,018	(3)	$(224,771	)(3)

Less: Interest expense	(77,553)
Less: Depreciation and amortization	(24,129)

Loss before income taxes	(147,200)
Provision for income taxes	(42,686)

Net loss	$(189,886)

(1)	Includes general corporate income and expense, our captive insurance operation and eliminations.
(2)	Includes in the nine months ended September 30, 2005: the regular re-evaluation of contract profit estimates of $105,900: $73,500 in E&C and $32,400 in Global Power; credit agreement costs associated with the previous Senior Credit Facility of $(3,500) in C&F; and a net charge of $(41,500) recorded in C&F in conjunction with the Trust Preferred Securities exchange offer.
(3)	Includes in the nine months ended September 24, 2004: an aggregate gain of $19,200 in E&C on the sales of minority equity interests in special-purpose companies established to develop power plant projects in Europe; the regular re-evaluation of contract profit estimates of $52,900: $83,300 in E&C and $(30,400) in Global Power; a net charge of $(174,900) recorded in C&F in conjunction with the equity-for-debt exchange offer consummated in 2004; an aggregate charge of $(15,200) for restructuring and credit agreement costs in C&F; a net gain of $14,200 in C&F on the settlement of coverage litigation with certain asbestos insurance carriers; and charges for severance cost of $(1,400): $(1,300) in E&C and $(100) in C&F.

Operating revenues by industry were as follows:

	Nine Months Ended

	September 30, 2005	September 24, 2004

Power	$680,450	$851,389
Oil and gas	177,893	143,560
Refinery	345,857	635,681
Pharmaceutical	101,691	261,136
Chemical	174,167	90,275
Environmental	37,282	35,442
Power production	83,409	82,040
Eliminations and other	(19,310)	(77,591)

Total Operating Revenues	$1,581,439	$2,021,932

11.	Sale of Certain Business Assets

We entered into an agreement in the first quarter of 2004 to sell a domestic corporate office building for estimated net cash proceeds of $17,000, which approximated carrying value. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% was repaid to the previous Senior Credit Facilities’ lenders in the second quarter of 2004.

In the first and second quarters of 2004, we sold minority equity interests in special-purpose companies established to develop power plant projects in Europe. We recorded gains on the sales of $10,500 and $8,700 in the first and second quarters of 2004, respectively, which were recorded in other income on the condensed consolidated statement of operations and comprehensive income/(loss).

12.	Litigation and Uncertainties

Asbestos

Some of our U.S. and U.K. subsidiaries are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the United States and United Kingdom. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by our subsidiaries during the 1970s and prior.

United States

A summary of claim activity for each of the three months ended September 30, 2005, July 1, 2005 and September 24, 2004 is as follows:

	Number of Claims

	Third Quarter 2005	Second Quarter 2005	Third Quarter 2004

Balance at beginning of quarter	165,900	167,800	170,810
New claims	3,930	4,420	4,290
Claims closed	(3,920)	(6,320)	(4,960)

Balance at end of quarter *	165,910	165,900	170,140

*	Includes claims on inactive court dockets of approximately 22,500 at September 30, 2005, 22,500 at July 1, 2005 and 22,300 at September 24, 2004. Additionally, the balance of claims includes claims assumed to be abandoned of 10,100 at September 30, 2005, 10,300 at July 1, 2005 and 7,400 at September 24, 2004.

The overall average combined indemnity and defense cost per closed claim since 1993 was approximately $2.2. We believe that the average cost per closed claim is increasing and will continue to increase in the future.

The amount spent on asbestos litigation defense and case resolution, substantially all of which was reimbursed from insurance coverage, was $64,600 and $74,700 for the nine months ended September 30, 2005 and September 24, 2004, respectively.

As of September 30, 2005, we had recorded total liabilities of $415,900 comprised of an estimated liability relating to open (outstanding) claims of $192,900 and an estimated liability relating to future unasserted claims of $223,000. Of the total, $85,000 is recorded in accrued expenses and $330,900 is recorded in asbestos-related liability on the condensed consolidated statement of financial position. These estimates are based upon the following information and/or assumptions: number of open claims, forecasted number of future claims, estimated average cost per claim by disease type (i.e., mesothelioma vs. non-mesothelioma) and the breakdown of known and future claims into disease type (i.e., mesothelioma vs. non-mesothelioma). Claims that have not been settled and are six or more years old are considered abandoned and are no longer valued in the estimated liability; however, such claims are included within the above chart. There were approximately 10,100 such cases that are not valued within the estimated liability at September 30, 2005. The total estimated liability includes both the estimate of forecasted indemnity amounts and forecasted defense expenses. Total estimated defense costs and indemnity payments are estimated to be incurred through the year 2019, during which period new claims are expected to decline from year to year. We believe that there will be new claims filed after 2019, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate defense and/or indemnity costs, which might be incurred after 2019. Historically, defense costs have represented approximately 21% of total defense and indemnity costs. Through September 30, 2005, total indemnity costs paid, prior to insurance recoveries, were approximately $495,600 and total defense costs paid were approximately $132,500.

The number and type of claims received and the average cost to settle claims can vary from quarter to quarter and sometimes by substantial amounts. In the first nine months of 2005, the number of claims received (including the number of mesothelioma claims) and the average cost to settle claims exceeded our forecast prepared at year-end 2004 to estimate the asbestos liability by a material amount. Although our forecast contemplates that new claims requiring indemnity will decline from year-to-year, we do not believe that nine months of data is sufficient evidence to currently necessitate a change in the underlying assumptions used to estimate the asbestos liability. However, we intend to review the assumptions used to estimate our asbestos liability at year-end 2005 and compare actual experience to projected results. Changes to the underlying estimates may be required at that time and may result in a modification of the asbestos liability and associated asset.

As of September 30, 2005, we had recorded assets of $323,300 relating to actual and probable insurance recoveries, of which $24,000 is recorded in accounts and notes receivable, and $299,300 is recorded as asbestos-related insurance recovery receivable on the condensed consolidated statement of financial position. The amount recorded in current assets within accounts and notes receivable reflects amounts due under executed settlement agreements with insurers and does not include any estimate for future settlements. The amount recorded as asbestos-related insurance recovery receivable includes an estimate of recoveries from insurers based upon assumptions relating to cost allocation and resolution of pending legal proceedings with certain insurers, as well as recoveries under settlements with other insurers.

As of September 30, 2005, $165,200 was contested by our subsidiaries’ insurers in ongoing litigation. The litigation relates to the proper allocation of the coverage liability among our subsidiaries’ various insurers and our subsidiaries as self-insurers. We believe that any amounts that our subsidiaries might be allocated as self-insurer would be immaterial.

An adverse outcome in pending insurance litigation on coverage issues could materially limit our insurance recoveries. In this regard, on January 10, 2005, a New York state trial court entered an order finding that New York, rather than New Jersey, law applies in the litigation described above regarding the allocation of liability for asbestos-related personal injury claims among the Foster Wheeler entities and their various insurers. Prior to the New York order, we had calculated estimated insurance recoveries applying New Jersey law. The application of New York, rather than New Jersey, law would result in our subsidiaries realizing lower insurance recoveries. Thus, as a result of this decision and other factors, we estimated our insurance asset assuming application of New York law and we recorded a charge to earnings in the fourth quarter of 2004 of approximately $76,000 and reduced the year-end 2004 carrying value of our probable insurance recoveries by a similar amount. Unless this decision is reversed, we expect that we will be required to fund a portion of our asbestos liabilities from our own cash. The amount and timing of these funding requirements will be dependent upon, among other things, litigated or negotiated resolution of the various disputes with our insurers with whom we have not yet settled. On February 16, 2005, our subsidiaries filed separate motions seeking (i) the re-argument of this decision and (ii) an appeal of this decision to a higher court. On May 19, 2005, our motion seeking re-argument was denied. Our appeal is currently pending, but there can be no assurances as to the timing or the outcome.

In addition, even if these coverage issues are resolved in a manner favorable to Foster Wheeler, we may not be able to collect all of the amounts due under our insurance policies. Our recoveries will be limited by insolvencies among our insurers. We have not assumed recovery in the estimate of our asbestos insurance recovery asset from two of our significant insurers, which are currently insolvent. Other insurers may become insolvent in the future and our insurers may also fail to reimburse amounts owed to us on a timely basis. If we do not receive timely payment from our insurers, we may be unable to make required payments under settlement agreements with asbestos plaintiffs or to fund amounts required to be posted with courts in order to appeal trial judgments. If we are unable to file such appeals, our subsidiaries may be ordered to pay large damage awards arising from adverse jury verdicts, and such awards may exceed available cash. Any failure to realize expected insurance recoveries, and any delays in receiving from our insurers amounts owed to our subsidiaries, will reduce cash flow and adversely affect liquidity and could have a material adverse effect on our financial condition.

The pending coverage litigation and negotiations with other insurers is continuing.

We have entered into several settlement agreements calling for certain insurers that were parties to the coverage litigation to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. We intend to negotiate additional settlements where achievable on a reasonable basis in order to minimize the amount of future costs that we would be required to fund out of our working capital.

We funded $2,000 of asbestos liabilities from our cash flow during the third quarter of 2005. We continue to project that, net of payments from our insurers and except as set forth below, we will not be required to further fund any asbestos liabilities from our own cash flow before 2010, although we may be required to fund a portion of such liabilities from our own cash thereafter. However, this forecast assumes that we will be able to resolve the insurance coverage litigation described above with respect to the remaining insurers in a timely fashion. While we expect to continue settlement discussions with such insurers during 2005 and 2006, we may determine that the appropriate course of action is to fund a portion of our asbestos liabilities during 2005 and 2006 while the coverage litigation and settlement discussions continue. If we elect this course of action, we may spend from our cash flow up to $10,000 in the fourth quarter of 2005 and up to $51,000 in the first three quarters of 2006; such amounts have been considered in our liquidity forecast.

Proposed asbestos trust fund legislation has been introduced in both houses of Congress in Washington D.C. and, if enacted in the form currently under discussion, would have a material adverse impact on our cash flow and results of operations. We remain part of a consortium of companies actively lobbying against the enactment of such proposed legislation, as currently drafted.

It should be noted that the estimate of the assets and liabilities related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims will cause us to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

United Kingdom

Our subsidiaries in the U.K. have also received claims alleging personal injury arising from exposure to asbestos. To date 699 claims have been brought against our U.K. subsidiaries of which 276 remain open at September 30, 2005. None of the settled claims has resulted in material costs to us.

As of September 30, 2005, we had recorded total liabilities of $40,000 comprised of an estimated liability relating to open (outstanding) claims of $4,600 and an estimated liability relating to future unasserted claims of $35,400. Of the total, $1,700 is recorded in accrued expenses and $38,300 is recorded in asbestos-related liability on the condensed consolidated statement of financial position. An asset in an equal amount was recorded for the expected U.K. asbestos-related insurance recoveries, of which $1,700 is recorded in accounts and notes receivables, and $38,300 is recorded as asbestos-related insurance recovery receivable on the condensed consolidated statement of financial position.

Project Claims

In the ordinary course of business, we are parties to litigation involving clients and subcontractors arising out of project contracts. Such litigation includes claims and counterclaims by and against us for additional costs incurred in excess of current contract provisions, as well as for back charges for alleged breaches of warranty and other contract commitments. If we were found to be liable for any of the claims/counterclaims against us, we would have to incur a write-down or charge against earnings to the extent a reserve had not been established for the matter in our accounts. Amounts ultimately realized on claims/counterclaims by us could differ materially from the balances, if any, included in our financial statements, resulting in a charge against earnings to the extent profit has already been accrued on a project contract. Such charges could have a material adverse impact on our liquidity and financial condition. We believe, after consultation with counsel, that such litigation should not have a material adverse effect upon our financial position or liquidity, after giving effect to the provisions already recorded.

In addition to the matters described above, arbitration has been commenced against Foster Wheeler arising out of a compact circulating fluidized-bed boiler that we engineered, supplied and erected for a client in Asia. In addition to claims for damages for breach of contract, the client is seeking to rescind the contract based upon alleged material misrepresentations by us. If such relief were granted, we could be compelled to reimburse the client for the purchase price paid (approximately $25,700), in addition to other damages, which have not yet been quantified. We are vigorously defending the case and have counterclaimed for unpaid receivables (approximating $5,200), plus interest, for various breaches and non-performance by the client. (Due to its age, a reserve for the full amount of the receivable was taken prior to the arbitration.) The case is in the initial stages of discovery and a final award is not expected until 2007. Based upon our investigation and the proceedings to date, there appear to be valid defenses to the claim. However, it is premature to predict the outcome of this proceeding.

Arbitration has been commenced against Foster Wheeler with respect to a thermal electric power plant in South America that we designed, supplied and erected as a member of a consortium with other parties. The plant’s concrete foundations experienced cracking, allegedly due to out-of-specification materials used in the concrete poured by the consortium’s subcontractor. The client adopted an extensive plan to repair the foundations and is seeking reimbursement of its repair costs ($9,500). Alleging that this extensive repair effort is in the nature of emergency mitigation only, the client is also claiming its estimated cost to totally demolish and reconstruct the foundations at some point in the future ($14,300) plus lost profits during this demolition and reconstruction period ($9,400). We are investigating any rights that we may have to seek reimbursement for the damages from third parties. Valid legal defenses to the claim exist, and an answer has been interposed, denying the claim. However, it is premature to predict the outcome of this matter.

Also, we are currently in a dispute with our client in connection with two power plants that we designed and built in Eastern Europe. The dispute primarily concerns whether liquidated damages (“LDs”) are due the client under the contract for delayed completion of the projects. The client contends that it is owed LDs, capped under the contract at approximately €39,700 (approximately $47,700), and is retaining as security for these LDs approximately €22,000 (approximately $26,400) in contract payments otherwise due to us for work performed. The client contends that it is owed an additional amount (approximately €3,000 (approximately $3,600)) for the cost of consumable materials it had to incur due to the extended commissioning period on both projects and the cost to relocate a piece of equipment on one of the projects. Our position is that the period of delay for which the client is seeking LDs is grossly overstated, as the client’s calculation does not include an extension of time that it had already agreed to, as well as extensions of time to which we are entitled for client-caused and other excusable delays. We also believe that the LD provision may be unenforceable under the controlling (English) law. In addition we have asserted claims against the client for delay costs and extra work in excess of €4,700 (approximately $5,700) that have yet to be recognized. Our efforts to resolve the dispute through direct negotiation have been unsuccessful and we have, therefore, recently demanded formal mediation under the International Chamber of Commerce (ICC) rules, as provided for in the contract. We are in the initial stages of this procedure and a date for the mediation has not been set. It is premature to predict the outcome of this matter.

Camden County Waste-to-Energy Project

One of our project subsidiaries, Camden County Energy Recovery Associates, LP (“CCERA”), owns and operates a waste-to-energy facility in Camden County, New Jersey (the “Project”). The Pollution Control Finance Authority of Camden County (“PCFA”) issued bonds to finance the construction of the Project and to acquire a landfill for Camden County’s use. Pursuant to a loan agreement between the PCFA and CCERA, proceeds from the bonds were loaned by the PCFA to CCERA and used by CCERA to finance the construction of the facility. Accordingly, the proceeds of this loan were recorded as debt on CCERA’s balance sheet and, therefore, are included in our condensed consolidated statement of financial position. CCERA’s obligation to service the debt incurred pursuant to the loan agreement is limited to depositing all tipping fees and electric revenues received with the trustee of the PCFA bonds. The trustee is required to pay CCERA its service fees prior to servicing the PCFA bonds. CCERA has no further debt repayment obligations under the loan agreement with the PCFA.

In 1997, the United States Supreme Court effectively invalidated New Jersey’s long-standing municipal solid waste flow rules and regulations, eliminating the guaranteed supply of municipal solid waste to the Project with its corresponding tipping fee revenue. As a result, tipping fees have been reduced to market rate in order to provide a steady supply of fuel to the Project. Since the ruling, those market-based revenues have not been, and are not expected to be, sufficient to service the debt on outstanding bonds issued by the PCFA to finance the construction of the Project.

In 1998, CCERA filed suit against the PCFA and other parties seeking, among other things, to void the applicable contracts and agreements governing the Project (Camden County Energy Recovery Assoc. v. N.J. Department of Environmental Protection, et al., Superior Court of New Jersey, Mercer County, L-268-98). Since 1999, the State of New Jersey has provided subsidies sufficient to ensure the payment of each of the PCFA’s debt service payments as they became due. The bonds outstanding in connection with the Project were issued by the PCFA, not by Foster Wheeler or CCERA, and the bonds are not guaranteed by either Foster Wheeler or CCERA. In the litigation, the defendants have asserted, among other things, that an equitable portion of the outstanding debt on the Project should be allocated to CCERA even though CCERA did not guarantee the bonds.

At this time, we cannot determine the ultimate outcome of the foregoing and the potential effects on CCERA and the Project. If the State were to fail to subsidize the debt service, and there were to be a default on a debt service payment, the bondholders might proceed to attempt to exercise their remedies, by among other things, seizing the collateral securing the bonds. We do not believe this collateral includes CCERA’s plant.

Long-Term Government Contract

We retained a long-term contract for a spent nuclear storage facility with a U.S. government agency when we sold most of the assets of Foster Wheeler Environmental Corporation. The contract as scheduled is to be completed in four phases. The first phase was for the initial design, permitting and licensing of a spent fuel facility. The first phase of this project is complete and was profitable.

The second phase of the contract, which is currently being completed, is billed on a cost-plus-fee basis. In this phase, we must license the facility with the NRC, respond to any questions regarding the initial design generated in phase one and complete final design. Foster Wheeler requested clarification of certain technical specifications and detailed guidance from the government agency regarding government agency-directed changes to the project scope. The government agency failed to provide such clarification and guidance but nevertheless directed Foster Wheeler to proceed with the third phase of the contract in late July 2005.

Phase three is for the procurement of long-lead items, construction, start-up and testing of the facility for a fixed contractual price of $114,000, subject to escalation. The actual commencement of this phase was delayed as a result of the significant delay in the issuance of the NRC license for the facility, which was received on November 30, 2004. This delay will also result in substantial additional facility costs. The third phase is scheduled to last approximately three years and requires that a subsidiary of Foster Wheeler fund the construction cost. Foster Wheeler USA Corporation, the parent company of Foster Wheeler Environmental Corporation, provided a performance guarantee on the project. In addition, a performance bond for the full construction price is required. The cost of the facility is expected to be recovered in the first nine months of operations under phase four, during which a subsidiary of Foster Wheeler will operate the facility at fixed rates, subject to escalation, for approximately four years. We have been engaged in discussions with the government agency, and expect to engage in further discussions, about possibly restructuring or terminating subsequent phases of the contract. If the project were to proceed, we intend to seek third-party financing to fund the majority of the construction costs, but there can be no assurance that we will secure such financing on acceptable terms, or at all. There also can be no assurance that we will be able to obtain the required performance bond. If we cannot successfully restructure the contract and cannot fund or obtain third-party financing or the required performance bond, it is unlikely that we will be able to perform our construction obligations under the contract. This could have a material adverse effect on our financial condition, results of operations, and cash flow. No claims have been raised to date by the government agency against Foster Wheeler, although they have directed us to proceed with construction. The ultimate potential liability to Foster Wheeler would arise in the event that the government agency terminates the contract (for example, due to our inability to continue with the contract) and re-bids the contract under substantially the same terms and the resulting cost to the government agency is greater than it would have been under the existing terms with us. Given the foregoing, we do not believe that a claim is probable. Further, we believe that we would have a variety of potential legal defenses should the government agency decide to make a claim, and we presently are unable to estimate the possible loss that could occur as a result of any such claim.

Environmental Matters

Under U.S. federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Clean Water Act and the Clean Air Act, and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person (an “off-site facility”). Liability at such off-site facilities is typically allocated among all of the viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site, and other factors.

We currently own and operate industrial facilities and have also transferred our interests in industrial facilities that we formerly owned or operated. It is likely that as a result of our current or former operations, such facilities have been impacted by hazardous substances. We are not aware of any conditions at our currently owned facilities in the United States that we expect will cause us to incur material costs in excess of those for which reserves have been established.

We also may receive claims, pursuant to indemnity obligations from owners of recently sold facilities, which may require us to incur costs for investigation and/or remediation. Based on available information, we do not believe that such costs will be materially in excess of those reserves that we have already established. No assurance can be provided that we will not discover environmental conditions at our currently owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring us to incur material expenditures to investigate and/or remediate such conditions.

We have been notified that we are a potentially responsible party (a “PRP”) under CERCLA or similar state laws at three off-site facilities. At each of these sites, our liability should be substantially less than the total site remediation costs because the percentage of waste attributable to Foster Wheeler compared to that attributable to all other PRPs is low. We do not believe that our share of cleanup obligations at any of the off-site facilities as to which we have received a notice of potential liability will exceed $500 in the aggregate.

In February 1988, one of our subsidiaries, Foster Wheeler Energy Corporation (“FWEC”), entered into a Consent Agreement and Order (“Order”) with the United States Environmental Protection Agency (“USEPA”) and the Pennsylvania Department of Environmental Protection (“PADEP”) regarding its former manufacturing facility in Mountain Top, Pennsylvania. The Order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene (“TCE”), in the soil and groundwater at the facility. Pursuant to the Order, FWEC installed in 1993 a “pump and treat” system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain the system.

In September 2004, FWEC sampled the domestic water supply of approximately 16 residences in Mountain Top, and it received validated testing data regarding that sampling in October 2004. The residences are located approximately one mile to the southwest of the historic source of the TCE at the former FWEC facility, and FWEC believes the residences use private wells for domestic water. The results of this sampling indicated that TCE was present in the water at several of the residences at levels in excess of Safe Drinking Water Act standards. Since the initial round of testing in September 2004, FWEC has tested more wells. As of July 2005, the number of wells in the area containing TCE in excess of the standards is approximately 30. FWEC believes it has identified all affected residential wells.

Since approximately October 2004, FWEC, USEPA, and PADEP have been cooperating in a broad-ranging investigation that seeks to, among other things, identify the source(s) of the TCE in the residential wells. The investigation has involved, among other things, sampling of surface waters and the installation and “packer” sampling of groundwater monitoring wells. FWEC and the agencies have been reviewing and analyzing the results of the sampling and other data as it becomes available. Based in part upon the foregoing, the USEPA informally advised FWEC in April 2005 that USEPA considers FWEC to be a PRP with regard to the TCE in the residential wells.

Although FWEC believes there is not yet sufficient evidence to conclude that it is a PRP as to the TCE in the residential wells, FWEC has entered into a settlement agreement with USEPA whereby FWEC would arrange and pay for the provision of public water to the affected residences, which will involve the extension of a water main from one end of the affected area to the other end, along with the installation of laterals from the main to the affected residences. There is also a possibility that FWEC would incur further costs if it were required to conduct a more formal study to better define the affected area. Since October 2004, FWEC has been providing the potentially affected residences with temporary replacement water, and has arranged to have filters installed on the residences’ water system to remove the TCE. FWEC has also arranged to have the filters periodically tested and maintained. FWEC is incurring costs related to public outreach and communications in the affected area. Finally, FWEC may be required to pay the agencies’ costs in overseeing and responding to the situation. FWEC has accrued its best estimate of the cost of the foregoing.

Other costs to which FWEC could be exposed could include, among other things, other costs associated with supplying public water, its counsel and consulting fees, further agency oversight and/or response costs, potential costs and exposure related to the potential litigation described below, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for some of the items described in this paragraph, nor is it possible to reliably estimate the liability associated with the items.

Most of the residents in the affected area have retained counsel, and the residents’ counsel has informally informed FWEC that he intends to file a legal action against FWEC in the near future. Although FWEC believes that it will likely have substantial defenses to any action that might be filed, it is not possible at present to determine whether FWEC will ultimately be determined to have any liability to the residents or to reliably estimate the extent of any such liability.

If one or more third parties are determined to be a source of the TCE, FWEC will evaluate its options regarding the recovery of the costs FWEC has incurred, which options could include seeking to recover those costs from those determined to be the source.